As Filed with the Securities and Exchange Commission on May 14, 2007

Registration No. 333-136126

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1 TO

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INOVIO BIOMEDICAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	33-0969592
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11494 Sorrento Valley Road

San Diego, California 92121-1318

(858) 597-6006

(Address of Principal Executive Offices and Zip Code)

AMENDED 2000 STOCK OPTION PLAN

(Full Title of the Plans)

Avtar Dhillon, M.D.

Chief Executive Officer and President

11494 Sorrento Valley Road

San Diego, California 92121

Telephone (858) 597-6006

Facsimile (858) 597-0451

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to

Mark A. Klein, Esq.

Shoshannah D. Katz, Esq.

Kirkpatrick & Lockhart Preston Gates Ellis LLP

10100 Santa Monica Blvd., 7th Floor

Los Angeles, CA  90067

Telephone (310) 552-5000

Facsimile (310) 552-5001

DEREGISTRATION

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-136126) (the “2000 Amended Plan Registration Statement”) is filed for the purpose of acknowledging and advising that (i) the Registrant has replaced the Registrant’s Amended 2000 Stock Option Plan (the “Amended 2000 Plan”) with the Registrant’s 2007 Omnibus Incentive Plan (the “2007 Plan”) and (ii) the Registrant has filed a new Registration Statement on Form S-8 on May 14, 2007 for the 2007 Plan (the “2007 Plan Registration Statement”).  The 2007 Plan Registration Statement registers an aggregate of 750,000 shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”).  Of the aggregate shares of Common Stock being registered under the 2007 Plan Registration Statement, 120,994 shares of Common Stock are hereby carried forward, in accordance with Instruction E of Form S-8, from those shares previously registered under the 2000 Amended Plan Registration Statement, but not issued or otherwise allocated to outstanding awards under the Amended 2000 Plan (the “Unallocated Shares”).  As a result of this transfer, the Unallocated Shares will not be available for offer and sale under the Amended 2000 Plan after the effective date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on this 14th day of May, 2007.

INOVIO BIOMEDICAL CORPORATION

By:	/s/ Avtar Dhillon
Avtar Dhillon, M.D.
President and Chief Executive Officer

By:	/s/ Peter D. Kies
Peter D. Kies
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Avtar Dhillon, M.D., as his or her true and lawful attorney-in-fact and agent, with full power of substitution for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the issuer in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Avtar Dhillon	President and Chief Executive Officer,	May 14, 2007
Avtar Dhillon, M.D.,	Director

/s/ James L. Heppell	Chairman of the Board and a Director	May 14, 2007
James L. Heppell

/s/ Riaz Bandali	Director	May 14, 2007
Riaz Bandali

/s/ Simon X. Benito	Director	May 14, 2007
Simon X. Benito

/s/ Tazdin Esmail	Director	May 14, 2007
Tazdin Esmail

/s/ Robert W. Rieder	Director	May 14, 2007
Robert W. Rieder